Ex 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
800.491.9070
QNBBank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR FIRST QUARTER 2023

QUAKERTOWN, PA (April 25, 2023) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the first quarter of 2023 of $4,118,000, or $1.15 per share on a diluted basis. This compares to net income of $3,710,000, or $1.04 per share on a diluted basis, for the same period in 2022.

For the quarter ended March 31, 2023, the annualized rate of return on average assets and average shareholders’ equity was 0.97% and 10.81%, respectively, compared with 0.90% and 10.60%, respectively, for the first quarter 2022.

The operating performance of the Bank, a wholly-owned subsidiary of QNB Corp., improved for the quarter ended March 31, 2023, in comparison with the same period in 2022 due to a reversal of $1,783,000 in the provision for credit losses on loans. The change in contribution from QNB Corp. for the quarter ended March 31, 2023, compared with the same period in 2022, is primarily due to the change in fair value of the equities portfolio held at the holding company.

The following table presents disaggregated net income:

	Three months ended,
	3/31/2023	3/31/2022	Variance
QNB Bank	$4,287,000	$3,708,000	$579,000
QNB Corp	(169,000)	2,000	(171,000)
Consolidated net income	$4,118,000	$3,710,000	$408,000

Total assets as of March 31, 2023 were $1,626,499,000 compared with $1,668,497,000 at December 31, 2022. Total available-for-sale debt securities decreased $8,621,000, or 1.6%, to $537,904,000, due primarily to sales of $9,081,000. Loans receivable declined $27,429,000 to approximately $1,011,956,000, or 2.6%. Total deposits increased $6,221,000 to $1,424,590,000. Short-term borrowing declined $51,135,000, or 31.7%.

“Our quarterly earnings were boosted by continued improvement in asset quality and a reversal in our provision for loan losses,” stated David W. Freeman, President, and Chief Executive Officer. Freeman continued, “Changes in the economic environment are evident in our first-quarter results, with a slight decline in loan demand and a rapidly increased rate environment leading to market demand for higher rates on deposits. We are navigating the changing economic and rate environment with discipline, ensuring we remain competitive and an attractive banking option for our customers and prospects.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended March 31, 2023 totaled $10,417,000, a decrease of $319,000 from the same period in 2022. Net interest margin was 2.55% for the first quarter of 2023 and 2.71% for the same period in 2022.

The yield on earning assets was 3.77% for the first quarter 2023 compared with 2.97% in the first quarter of 2022. The cost of interest-bearing liabilities was 1.53% for the quarter compared with 0.34% for the same period in 2022.

Proceeds from average short-term borrowings over the past year were invested in loans. Loan growth was primarily in commercial real estate, which comprised 41% of average earning assets in the three months of 2023 compared with 37% for the same period in 2022 and was the major contributor to the 48 basis-point increase in the yield on loans. The decline in the available-for-sale portfolio was primarily in mortgage-backed securities, which comprised 25% of average earnings assets in the three months of 2023 compared with 28% for the same period in 2022. The 104 basis-point increase in the rate paid on deposits and the 266 basis-point increase in the rate on short-term borrowing increased the cost of funds by 119 basis points contributing to the decrease in net interest margin.

Asset Quality, Provision for Credit Losses on Loans and Allowance for Credit Losses

QNB adopted ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326) (CECL) effective January 1, 2023. QNB recorded a decrease to its allowance for loan losses of $1,089,000 and an increased to its reserve for unused commitments of $5,000. The impact of this CECL adjustment, net of deferred taxes, of $857,000 was added to shareholders' equity.

QNB reversed $1,783,000 in provision for credit losses on loans in the first quarter of 2023 compared to no provision in the first of quarter 2022. QNB's allowance for credit losses on loans of $8,191,000 represents 0.81% of loans receivable at March 31, 2023, compared to $9,442,000, or 0.91% of loans receivable upon the adoption of CECL on January 1, 2023. QNB received $259,000 in payments on non-performing loans during the first quarter of 2023. Net loan recoveries were $532,000 for the quarter, compared with recoveries of $47,000 for the same period in 2022, primarily due to one large commercial customer. Annualized net loan recoveries for the quarters ended March 31, 2023 and March 31, 2022 were 0.21% and 0.02% of average loans receivable, respectively.

Total non-performing loans, which represent loans on non-accrual status, loans past due 90 days or more and still accruing interest and restructured loans, were $8,805,000, or 0.87% of loans receivable at March 31, 2023, compared with $9,121,000, or 0.88% of loans receivable at December 31, 2022, and $11,647,000, or 1.26% of loans receivable at March 31, 2022. In cases where there is a collateral shortfall on non-accrual loans, specific impairment reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At March 31, 2023, $4,335,000, or approximately 95% of the loans classified as non-accrual, are current or past due less than 30 days. Commercial loans classified as substandard or doubtful loans totaled $13,621,000 at March 31, 2023, compared with $13,684,000 at December 31, 2022, and $19,072,000 at March 31, 2022.

Non-Interest Income

Total non-interest income was $1,219,000 for the first quarter of 2023 compared with $1,611,000 for the same period in 2022. There was a net realized loss of $465,000 on the sale of investments for the quarter ended March 31, 2023 compared with a gain of $36,000 for the same period in 2022. Unrealized net gain on the investment equity securities was $57,000 for the quarter ended March 31, 2023 compared to a net loss of $8,000 for the same period in 2022. The equities portfolio comprises blue-chip large-capitalized stocks, providing a taxable equivalent dividend yield of 3.39%.

Fees for services to customers increased $18,000 to $402,000 for the first quarter 2023 compared with the same period in 2022, due primarily to increased overdraft occurrences. ATM and debit card income increased $18,000 to $659,000 for the same period, due to card usage when comparing the two periods. Retail brokerage and advisory income increased $29,000 to $234,000 attributable to increased fees from annuity sales.

Net gain on sales of loans increased $6,000 when comparing the first quarter of 2023 with the same period in 2022, as there was an increase in mortgage originations when comparing the periods. Other non-interest income decreased $27,000 when comparing the two periods due primarily to reduced title company income of $19,000 and mortgage servicing fees of $11,000.

Non-Interest Expense

Total non-interest expense was $8,178,000 for the first quarter of 2023 compared with $7,813,000 for the same period in 2022. Salaries and benefits expense increased $297,000, or 7.0%, to $4,563,000 when comparing the two quarters. Salary expense and related payroll taxes increased $361,000, to $3,967,000 during the first quarter 2023 compared to the same period in 2022. Benefits expense decreased $64,000, when comparing the two periods.

Net occupancy and furniture and equipment expense increased $112,000, to $1,377,000 for the first quarter 2023 due to software maintenance costs.

Other non-interest expense decreased $44,000 when comparing first quarter 2023 with the same period in 2022 due to a $148,000 decrease in Bank shares tax and a $58,000 decrease in third-party services, partly offset by a $144,000 increase in deposit-related charge-offs primarily related to fraud.

Provision for income taxes increased $299,000 to $1,123,000 in the first quarter 2023 due to increased pre-tax income and a higher effective tax rate, compared with the same period in 2022. The effective tax rates for the quarter ended March 31, 2023 were 21.4% compared with 18.2% and for the same period in 2022.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at QNBBank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Jeffrey Lehocky
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@qnbbank.com	jlehocky@qnbbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands)
Balance Sheet (Period End)	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
Assets	$1,626,499	$1,668,497	$1,645,068	$1,646,695	$1,647,986
Cash and cash equivalents	14,201	15,899	17,218	17,094	13,260
Investment securities
Debt securities, AFS	537,904	546,525	555,710	609,567	656,846
Equity securities	11,908	12,056	10,444	11,617	12,652
Loans held-for-sale	388	-	-	-	-
Loans receivable	1,011,956	1,039,385	1,008,306	963,414	926,369
Allowance for loan losses	(8,191)	(10,531)	(11,338)	(11,297)	(11,231)
Net loans	1,003,765	1,028,854	996,968	952,117	915,138
Deposits	1,424,590	1,418,369	1,476,668	1,467,728	1,451,753
Demand, non-interest bearing	212,259	231,849	236,167	240,281	242,024
Interest-bearing demand, money market and savings	962,315	1,011,071	1,065,472	1,065,638	1,046,074
Time	250,016	175,449	175,029	161,809	163,655
Short-term borrowings	110,192	161,327	92,896	77,836	76,738
Long-term debt	-	10,000	10,000	10,000	10,000
Shareholders' equity	83,874	70,958	58,124	83,738	102,498

Asset Quality Data (Period End)
Non-accrual loans	$4,561	$4,820	$6,337	$7,085	$7,272
Loans past due 90 days or more and still accruing	-	-	-	-	-
Restructured loans	4,244	4,301	4,357	4,309	4,375
Non-performing loans	8,805	9,121	10,694	11,394	11,647
Other real estate owned and repossessed assets	-	-	-	-	-
Non-performing assets	$8,805	$9,121	$10,694	$11,394	$11,647

Allowance for loan losses	$8,191	$10,531	$11,338	$11,297	$11,231

Non-performing loans / Loans excluding held-for-sale	0.87%	0.88%	1.06%	1.18%	1.26%
Non-performing assets / Assets	0.54%	0.55%	0.65%	0.69%	0.71%
Allowance for loan losses / Loans excluding held-for-sale	0.81%	1.01%	1.12%	1.17%	1.21%

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands, except per share data)	Three months ended,
For the period:	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
Interest income	$15,463	$14,739	$13,546	$12,327	$11,809
Interest expense	5,046	3,460	2,167	1,224	1,073
Net interest income	10,417	11,279	11,379	11,103	10,736
Provision for credit losses	(1,805)	(850)	-	-	-
Net interest income after provision for credit losses	12,222	12,129	11,379	11,103	10,736
Non-interest income:
Fees for services to customers	402	404	423	403	384
ATM and debit card	659	704	669	705	641
Retail brokerage and advisory income	234	184	194	205	205
Net realized gain on investment securities	(465)	(227)	-	457	36
Unrealized gain (loss) on equity securities	57	1,602	(1,174)	(1,446)	(8)
Net gain on sale of loans	6	-	6	-	-
Other	326	330	366	315	353
Total non-interest income	1,219	2,997	484	639	1,611
Non-interest expense:
Salaries and employee benefits	4,563	4,464	4,371	4,205	4,266
Net occupancy and furniture and equipment	1,377	1,259	1,314	1,274	1,265
Other	2,260	2,396	2,129	2,267	2,282
Total non-interest expense	8,200	8,119	7,814	7,746	7,813
Income before income taxes	5,241	7,007	4,049	3,996	4,534
Provision for income taxes	1,123	1,560	634	647	824
Net income	$4,118	$5,447	$3,415	$3,349	$3,710

Share and Per Share Data:
Net income - basic	$1.15	$1.52	$0.96	$0.94	$1.04
Net income - diluted	$1.15	$1.53	$0.96	$0.94	$1.04
Book value	$23.32	$19.78	$16.25	$23.47	$28.81
Cash dividends	$0.37	$0.36	$0.36	$0.36	$0.36
Average common shares outstanding -basic	3,588,363	3,577,587	3,567,987	3,559,185	3,552,854
Average common shares outstanding -diluted	3,588,363	3,567,987	3,559,185	3,554,456	3,550,542

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands, except per share data)	Three months ended,
For the period:	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
Selected Ratios:
Return on average assets	0.97%	1.24%	0.78%	0.79%	0.90%
Return on average shareholders' equity	10.81%	14.38%	9.20%	9.28%	10.60%
Net interest margin (tax equivalent)	2.55%	2.68%	2.72%	2.73%	2.71%
Efficiency ratio (tax equivalent)	69.39%	56.20%	64.88%	64.98%	62.35%
Average shareholders' equity to total average assets	8.99%	8.65%	8.53%	8.43%	8.53%
Net loan charge-offs (recoveries)	$(532)	$(43)	$(41)	$(66)	$(47)
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	-0.21%	-0.02%	-0.02%	-0.03%	-0.02%
Balance Sheet (Average)
Assets	$1,719,167	$1,737,679	$1,727,132	$1,700,600	$1,675,385
Investment securities (AFS & Equities)	649,231	673,117	691,010	710,856	710,109
Loans receivable	1,021,265	1,020,102	984,968	944,773	918,602
Deposits	1,414,764	1,462,654	1,475,668	1,458,921	1,444,049
Shareholders' equity	154,503	150,281	147,296	144,688	141,986

QNB Corp. (Consolidated)
Average Balances, Rate, and Interest Income and Expense Summary (Tax-Equivalent Basis)

	Three Months Ended
	March 31, 2023			March 31, 2022
	Average	Average		Average	Average
	Balance	Rate	Interest	Balance	Rate	Interest
Assets
Investment securities:
U.S. Treasury	$269	1.49%	$1	$89	0.74%	$-
U.S. Government agencies	101,943	1.11	283	99,979	1.08	270
State and municipal	111,150	2.23	621	129,790	2.41	781
Mortgage-backed and CMOs	417,137	1.62	1,685	461,137	1.49	1,718
Corporate debt securities	6,636	4.40	73	6,700	4.34	73
Equities	12,096	3.39	101	12,414	3.20	98
Total investment securities	649,231	1.70	2,764	710,109	1.66	2,940
Loans:
Commercial real estate	681,615	4.52	7,602	579,661	4.04	5,957
Residential real estate	105,698	3.55	937	101,431	3.23	818
Home equity loans	56,645	6.23	870	54,618	3.36	453
Commercial and industrial	152,756	8.22	3,096	140,588	4.57	1,585
Consumer loans	4,089	6.73	68	4,735	5.05	59
Tax-exempt loans	20,591	3.49	177	19,569	3.41	165
Total loans, net of unearned income*	1,021,394	5.06	12,750	900,602	3.99	9,037
Other earning assets	7,001	5.71	99	6,689	0.97	16
Total earning assets	1,677,626	3.77	15,613	1,617,400	2.97	11,993
Cash and due from banks	12,881			13,082
Allowance for loan losses	(9,937)			(11,204)
Other assets	38,597			38,107
Total assets	$1,719,167			$1,657,385

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing demand	$317,615	0.39	302	$338,296	0.18	146
Municipals	111,954	3.89	1,075	116,516	0.32	91
Money market	130,627	1.06	342	141,296	0.30	106
Savings	406,072	1.08	1,077	437,645	0.30	321
Time < $100	101,208	1.53	382	92,692	0.80	184
Time $100 through $250	97,617	3.02	727	48,537	0.71	85
Time > $250	27,723	1.80	123	24,970	0.69	42
Total interest-bearing deposits	1,192,816	1.37	4,028	1,199,952	0.33	975
Short-term borrowings	134,918	2.99	995	71,480	0.33	59
Long-term debt	5,833	1.57	23	10,000	1.57	39
Total interest-bearing liabilities	1,333,567	1.53	5,046	1,281,432	0.34	1,073
Non-interest-bearing deposits	221,948			244,097
Other liabilities	9,149			7,870
Shareholders' equity	154,503			141,986
Total liabilities and
shareholders' equity	$1,719,167			$1,675,385
Net interest rate spread		2.24%			2.63%
Margin/net interest income		2.55%	$10,567		2.71%	$10,920
Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the Federal corporate tax rate of 21%
Non-accrual loans and investment securities are included in earning assets.
* Includes loans held-for-sale